Exhibit 99.1

Northwest Airlines and Worldspan Sign New Five-Year Content Agreement Naming Worldspan a Preferred Distribution Channel

ATLANTA, May 12, 2006—Global travel technology leader Worldspan, L.P. and Northwest Airlines, the world’s fifth largest airline, today announced that they have signed a new five-year content distribution agreement designating Worldspan as a preferred distribution channel.

In conjunction with the agreement, Worldspan has developed two new optional products to introduce into the marketplace.  Through this new agreement, agencies will have the opportunity to access Northwest Airlines’ comprehensive published fares and seat inventory.  This includes all published fares that the airline sells through its website, nwa.com, any third party website or other distribution system, as well as private fares, where applicable. This new agreement is expected to be implemented in the coming months.  In the near future, Worldspan will communicate details of the optional products that it is planning to introduce in the market place.

“Northwest’s agreement with Worldspan advances our strategies of making our product available as widely as possible, while achieving competitive economics for Northwest,” said Al Lenza, vice president of distribution and e-commerce at Northwest. “We are pleased that this long-term agreement will make Worldspan one of our preferred electronic distribution providers.”

“We are delighted to partner with Northwest Airlines in distributing their products and services to our valued subscribers,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan. “This agreement, and those we have reached with a growing number of key airlines worldwide, underscores our commitment to ensure all of our customers have the products and services they require to grow and succeed in the years to come.”

Northwest Airlines is a Worldspan Airline Source® participant, the highest level of connectivity for airlines worldwide through the Worldspan GDS.

About Northwest Airlines
Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,200 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents. Additional information on Northwest is available at www.nwa.com.

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Northwest Airlines and Worldspan Sign New Five-Year Content Agreement—page 2

About Worldspan L.P.

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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MEDIA CONTACTS:

Worldspan: Erin Hadaway, 770-563-6545, erin.hadaway@worldspan.com

Northwest Airlines:  Kurt Ebenhoch, 612-727-4629, kurt.ebenhoch@nwa.com